Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF XTANT MEDICAL HOLDINGS, INC.

Xtant Medical Holdings, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY that:

FIRST: The Board of Directors of the Corporation (the “Board of Directors”), at a meeting held on April 26, 2023, duly adopted resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, declaring said amendment to be advisable and proposing that said amendment be submitted to the stockholders of the Corporation for their consideration and approval. The resolution setting forth the proposed amendment is substantially as follows:

RESOLVED, FURTHER, that the Board of Directors hereby approves, subject to approval by the Corporation’s stockholders, an amendment to Section 2 of Article VI of the Corporation’s Amended and Restated Certification of Incorporation, as amended, so that it would state in its entirety as follows:

ARTICLE VI: MATTERS RELATING TO THE BOARD OF DIRECTORS

“2. Number of Directors. Subject to the rights (if any) of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be such as from time to time shall be fixed exclusively by resolution adopted by a majority of the Board of Directors; provided, however, that prior to July 26, 2030, fixing the number of directors of the Corporation at more than seven (7) directors shall require the approval of at least 75% of the directors of the Corporation then holding office.”

SECOND: The Board of Directors and stockholders of the Corporation duly approved and adopted the foregoing amendment in accordance with the provisions of Section 242 of the DGCL.

THIRD: The foregoing amendment shall become effective immediately upon filing.

FOURTH: All other provisions of the Amended and Restated Certificate of Incorporation, as amended, of the Corporation not specifically modified, amended and/or superseded by the foregoing amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Xtant Medical Holdings, Inc. to be executed this 26th day of July, 2023, in its name and on its behalf by the President and Chief Executive Officer of the Corporation pursuant to Section 103 of the DGCL.

XTANT MEDICAL HOLDINGS, INC.

By:	/s/ Sean E. Browne
Name:	Sean E. Browne
Title:	President and Chief Executive Officer